EXHIBIT 10.(b)
[Letterhead of Sutherland Asbill & Brennan LLP]
MARY JANE WILSON-BILIK
DIRECT LINE: 202.383.0660
Internet: mj.wilson-bilik@sutherland.com

April 29, 2011
VIA EDGAR
Board of Directors
Zurich American Life Insurance Company
15375 SE 30th Place, Suite 310
Bellevue, WA 98007
Ladies and Gentlemen:
     We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information for the Scudder DestinationsSM Annuity filed as part of Post-Effective Amendment No. 22 to the registration statement on Form N-4 for the ZALICO Variable Annuity Separate Account (File Nos. 333-22375; 811-3199). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours, Sutherland Asbill & Brennan LLP
/s/ Mary Jane Wilson-Bilik
Mary Jane Wilson-Bilik